Exhibit 4.80

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 12, 2008, is made by and among Amarin Corporation plc, a company incorporated under the laws of England and Wales (the “Company”), and the purchasers listed on Exhibit A hereto, together with their permitted transferees (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS:

A.           The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and/or Regulation D thereunder.

B.           The Purchasers desire to purchase and the Company desires to sell, upon the terms and conditions stated in this Agreement, Ordinary Shares in an aggregate amount of up to $4,000,000, with $2,000,000 (the “First Closing Amount”) to be funded at the first closing (the “First Closing”) and $2,000,000 (the “Second Closing Amount”) to be funded at the second closing (the “Second Closing”) if the Second Closing occurs.

C.           The capitalized terms used herein and not otherwise defined have the meanings given them in Article 7.

AGREEMENT

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers (severally and not jointly) hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SECURITIES

SECTION 1.1.  Purchase and Sale of Securities.

(a) At the First Closing, the Company will allot, issue and sell to each Purchaser, and each Purchaser will subscribe for from the Company (subject to the requirements set forth in Section 1.2 below), the number of Ordinary Shares (the “First Closing Securities”), each represented by one American Depositary Share (each, an “ADS” and collectively, “ADSs”), in each case as set forth opposite such Purchaser’s name on Exhibit A hereto.  The purchase or subscription price for each unit of the First Closing Securities shall be US$ 2.30 (the “Per Share First Closing Purchase Price”).

(b) The Purchasers rights and obligations with respect to the Second Closing Amount are set forth in Section 1.1(c).  If the Second Closing occurs, then at the Second Closing, the Company will allot, issue and sell to each Purchaser, and each Purchaser will subscribe for from the Company the number of Ordinary Shares (the “Second Closing Securities” and, together with the First Closing Securities, the “Securities”), each Ordinary Share represented by one ADS, that is equal to the quotient obtained by dividing (A) the product of (x) the Second Closing Amount and (y) such

Purchaser’s “Pro Rata Percentage” as set forth opposite such Purchaser’s name on Exhibit A hereto, by (B) the Per Share Second Closing Purchase Price.  The “Per Share Second Closing Purchase Price” shall mean the lesser of (i) $2.60 and (ii) the product of (x) the average of the volume weighted average prices as published on the HP screen on Bloomberg of the ADSs as reported on Nasdaq (symbol “AMRN”) for each of the thirty (30) trading days immediately prior to the Second Closing Date and (y) 1.13.

(c) If the Investor Purchasers exercise their option to fund the Investors Second Closing Amount in accordance with the Investor Purchase Agreement, the Company will notify the Purchasers and each Purchaser shall be required to fund in full its Pro Rata Percentage of the Second Closing Amount at the Second Closing on the Second Closing Date; provided, that if any Purchaser funds less than such Purchaser’s full pro rata share of the Second Closing Amount (such unfunded amount shall be referred to herein as a “Shortfall Amount”), then, upon consummation of the Second Closing, the Purchasers that fund their full pro rata shares of the Second Closing Amount at the Second Closing shall have the right, but not the obligation, to fund any Shortfall Amount (in such proportions as such participating Purchasers shall determine in their sole discretion) and acquire the Second Closing Securities in respect of the amount funded.  If the Investor Purchasers fail to exercise their option to fund the Investors Second Closing Amount in accordance with the Investors Purchase Agreement, then the Purchaser’s rights and obligations hereunder with respect to the Second Closing Amount will expire and be of no further force or effect.

(d) The Per Share Second Closing Purchase Price and/or the number of Second Closing Securities issuable upon funding of the Second Closing Amount will be subject to adjustment in the event of (i) stock splits, stock dividends and similar events, and (ii) issuances of Ordinary Shares (including as ADSs), securities convertible into Ordinary Shares or ADSs, warrants to subscribe for Ordinary Shares or ADSs, or options to purchase any of the foregoing, exclusive however of Exempt Securities (“Additional Stock”), at a price per share that is less than, or with a conversion or exercise price that is less than, the Per Share Second Closing Purchase Price.  In the case of clause (i), in the event of changes in the outstanding Ordinary Shares, on or after the First Closing Date, by reason of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares, consolidation or other transaction having similar effect, the number of Second Closing Securities purchasable under this Agreement in the aggregate and the Per Share Second Closing Purchase Price shall be correspondingly adjusted to give each Purchaser, on occurrence of the Second Closing for the same aggregate Second Closing Purchase Price, the total number of Second Closing Securities as such Purchaser would have owned had the Second Closing been consummated prior to the event requiring adjustment and had such Purchaser continued to hold such Securities until after such event.  In the case of clause (ii), the provisions of Exhibit B hereto shall apply.

SECTION 1.2. Obligations Conditioned on Filing of Annual Report.  The purchase and sale of the Securities by and to each Purchaser herein is expressly conditioned on the filing with the SEC of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 (the “Annual Report”).  Prior to the satisfaction of such condition  (the “Annual Report Filing Condition”) in the manner set forth below, this Agreement shall only constitute (a) an indication of interest by the Purchasers in the offered Securities and (b) an indication of interest by the Company in the allotment and issue of the offered Securities.  The process for execution and effectiveness of this Agreement as a binding obligation of each Purchaser shall be as follows:

(1)           on the date of this Agreement, the Purchaser shall deliver executed signature pages hereto to a mutually-agreed third party to be held pending satisfaction of the Annual Report Filing Condition; and

(2)           (A) at 12:00 noon Eastern Daylight Time on the Business Day following the date on which the Company files the Annual Report with the SEC, the Annual Report Filing Condition shall be satisfied, unless prior to that time (x) the Company receives notice in writing from the Purchaser that such Purchaser is withdrawing from this Agreement, such notice to be faxed to: 011-3531-6699-028, Attention: Tom Maher, or e-mailed to: tom.maher@amarincorp.com or (y) the Purchaser receives notice in writing from the Company that the Company is withdrawing from this Agreement; and (B) simultaneously with the satisfaction of the Annual Report Filing Condition as provided in the preceding Section 1.2(2)(A), the signature pages referred to in Section 1.2(1) shall be released to the parties and this Agreement shall be effective for all purposes in accordance with its terms.

SECTION 1.3. Payment.  At or prior to the First Closing, each Purchaser will pay the aggregate First Closing Purchase Price for the First Closing Securities as set forth opposite such Purchaser’s name on Exhibit A hereto (the “First Closing Purchase Price”) by wire transfer of immediately available funds to the Company in accordance with wire instructions provided by the Company to the Purchasers prior to the First Closing.  Upon such wire transfer the Company will instruct its depositary to deliver to each Purchaser, on an expedited basis, a statement of account in the name of such Purchaser reflecting the number of Securities set forth on Exhibit A.  In the event of the Second Closing, in accordance with and subject to Section 1.1(b) hereof, substantially identical payment and delivery procedures will apply with respect to the aggregate price payable hereunder by each Purchaser for the Second Closing Securities (the “Second Closing Purchase Price”).  The First Closing Purchase Price and the Second Closing Purchase Price include costs of issuance, such as any stamp duty or stamp duty reserve tax with respect thereto or any other cost incurred by the Company in connection with the issuance of the Securities.

SECTION 1.4. Closing Date.  The First Closing will take place on the Business Day on which the Annual Report Filing Condition is satisfied or on such later date within not more than five (5) days of the Business Day on which the Annual Report Filing Condition is satisfied as shall be agreed upon by the Company and the Purchasers (the “First Closing Date”).  The First Closing will be held at the offices of Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005.  In the event of the Second Closing, the Second Closing will take place on the same day as the Investors Second Closing (the “Second Closing Date”).  The Second Closing, if applicable, will be held at the offices of Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005 or at such other time and place as shall be agreed upon by the Company and a Majority of the Purchasers.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically contemplated by this Agreement or as set forth in the Annual Report, the Company hereby represents and warrants to each of the Purchasers as follows:

SECTION 2.1. Organization and Qualification.  All of the direct and indirect Subsidiaries of the Company are as disclosed in the Annual Report.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  The Company is duly incorporated and validly existing under the laws of England and Wales, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company is duly qualified to conduct business as a foreign corporation in each United States jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement and the transactions contemplated hereby, (ii) a material adverse effect on the results of operations, assets, business, or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement and the transactions contemplated hereby (any of (i), (ii) or (iii), a “Material Adverse Effect”), and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Each Subsidiary is duly incorporated or otherwise organized and validly existing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Each Subsidiary is duly qualified to conduct business as a foreign corporation or other entity in each United States jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.2. Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate this Agreement and the transactions contemplated hereby and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or its shareholders in connection therewith other than in connection with the Required Approvals.  This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) rights to indemnity and contribution may be limited by applicable law or public policy.

SECTION 2.3. Issuance of Securities.  The Securities (in each case in connection with both the First Closing and the Second Closing) are within the authorized share capital of the Company and, upon issuance in accordance with the terms of this Agreement, will be validly issued and fully paid and, except for antidilution adjustments pursuant to existing agreements, will not be subject to preemptive rights or other similar rights of shareholders of the Company.

SECTION 2.4. No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Securities) will not (i) conflict with or result in a violation of any provision of the Company’s Memorandum and Articles of Association, (ii) violate or conflict with, result in a material breach of any provision of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) subject to receipt of Required Approvals, result in a violation of any applicable law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect.

(b) Assuming the accuracy of each of the Purchasers’ representations and warranties in Article 3 hereof, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any Governmental Authority or other Person in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Securities in accordance with the terms hereof, other than such as have been made or obtained, and except for (i) the registration of the Securities under the Securities Act pursuant to Article 6 hereof, (ii) such filings required to be made under English law or U.S. federal or state or foreign securities laws, and (iii) such required filings or notifications regarding the issuance or listing of additional shares with Nasdaq (collectively, the “Required Approvals”).

SECTION 2.5. No Registration Rights.  The granting and performance of the registration rights under this Agreement will not violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture or instrument to which the Company or any Subsidiary is a party.

ARTICLE 3

PURCHASERS’ REPRESENTATIONS AND WARRANTIES

Each Purchaser represents and warrants to the Company, severally and not jointly, with respect to itself and its purchase hereunder, that:

SECTION 3.1. Investment Purpose.  The Purchaser is purchasing the Securities for its own account for investment and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Securities or any arrangement or understanding with any other Persons regarding the sale or distribution of such Securities except in accordance with the provisions of Article 6 or otherwise as would not result in a violation of the Securities Act.  The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in accordance with the provisions of Article 6 or otherwise pursuant to and in accordance with the Securities Act.

SECTION 3.2. Purchaser Status.  At the time the Purchaser was offered the Securities, it was, at the date hereof it is, either:  (i) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act, (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2) or (3) under the Securities Act or (iii) a person who is not a “U.S. person” (as defined in Rule 902(k) under the Securities Act).

SECTION 3.3. Reliance on Exemptions.  The Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from or non-application of the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

SECTION 3.4. Information.  The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; and (ii) access to such information about the Company and its financial condition, results of operations, businesses, properties, management and prospects as it believes to be sufficient to enable it to evaluate its investment.

SECTION 3.5. Acknowledgement of Risk.

(a) The Purchaser acknowledges and understands that its investment in the Securities involves a significant degree of risk, including, without limitation, (i) the Company has a history of operating losses and requires substantial funds in addition to the proceeds from the sale of the Securities; (ii) an investment in the Company is speculative, and only purchasers who can afford the loss of their entire investment should consider investing in the Company and the Securities; (iii) the Purchaser may not be able to liquidate its investment; (iv) transferability of the Securities is limited; (v) in the event of a disposition of the Securities, the Purchaser could sustain the loss of its entire investment; and (vi) the Company has not paid any dividends on its Ordinary Shares since inception and does not anticipate the payment of dividends in the foreseeable future.

(b) The Purchaser is able to bear the economic risk of holding the Securities for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Securities.

(c) The Purchaser has with respect to all legal matters relating to this Agreement and the offer and sale of the Securities, relied solely upon the advice of such Purchaser’s own counsel and has not relied upon or consulted any counsel to the Company.

(d) The Purchasers acknowledge that the only representations or warranties the Company is making in connection with the transaction contemplated hereby are those set forth in Article 2, as modified by the Annual Report.

SECTION 3.6. Governmental Review.  The Purchaser understands that no United States federal or state or foreign Governmental Authority has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

SECTION 3.7. Transfer or Resale; Legends.

(a) The Purchaser understands that:

(i) the Securities have not been and will not be registered under the Securities Act (other than as contemplated in Article 6) or any applicable state securities laws and, consequently, the Purchaser may have to bear the risk of owning the Securities for an indefinite period of time because the Securities may not be transferred unless (A) the resale of the Securities is registered pursuant to an effective registration statement under the Securities Act, as contemplated in Article 6; or (B) the Securities to be sold or transferred are sold or transferred pursuant to an exemption from such registration and, if requested by the Company, or required by the depositary, the Purchaser has delivered to the Company an opinion of counsel to the Purchaser (in form, substance and scope reasonably acceptable to the Company) to such effect; and

(ii) except as set forth in Article 6 and Article 4, neither the Company nor any other Person is under any obligation to register the resale of the Securities under the Securities Act or any state or foreign securities laws or to comply with the terms and conditions of any exemption thereunder;

(iii) the Securities will be delivered to the Purchaser in the form of uncertificated restricted ADSs in the depositary’s direct registration system and will be held as restricted securities until they are resold pursuant to an effective registration statement under the Securities Act (or an available exemption therefrom), or otherwise cease to be restricted securities under the Securities Act; and

(iv) the restricted ADSs will be subject to the transfer restrictions contained in the legend set forth below:

THE RESTRICTED AMERICAN DEPOSITARY SHARES (“RESTRICTED ADSs”) CREDITED TO YOUR ACCOUNT AND THE UNDERLYING RESTRICTED SHARES (“RESTRICTED SHARES”) OF THE COMPANY ARE SUBJECT TO THE TERMS OF THE SUPPLEMENTAL LETTER AGREEMENT, DATED AS OF MAY 16, 2008 (THE “SUPPLEMENTAL LETTER AGREEMENT”), AND THE DEPOSIT AGREEMENT, DATED AS OF MARCH 29, 1993, AS AMENDED AND SUPPLEMENTED (AS SO AMENDED AND SUPPLEMENTED, THE “DEPOSIT AGREEMENT”).  ALL TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL, UNLESS OTHERWISE SPECIFICALLY DESIGNATED HEREIN, HAVE THE MEANING GIVEN TO SUCH TERMS IN THE SUPPLEMENTAL LETTER AGREEMENT, OR IF NOT DEFINED THEREIN, IN THE DEPOSIT AGREEMENT.

HOLDERS AND BENEFICIAL OWNERS OF THE RESTRICTED ADSs BY ACCEPTING AND HOLDING THE RESTRICTED ADSs, AND ANY INTEREST THEREIN, SHALL BE BOUND BY THE TERMS OF THE DEPOSIT AGREEMENT AND THE SUPPLEMENTAL LETTER AGREEMENT.  AT THE TIME OF ISSUANCE, THE RESTRICTED ADSs HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS

AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT IN A TRANSACTION REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR (B) AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS.  UNLESS A REGISTRATION STATEMENT IS EFFECTIVE WITH RESPECT TO THESE SECURITIES, AS A CONDITION TO PERMITTING ANY TRANSFER OF THESE SECURITIES, EACH OF THE DEPOSITARY AND THE COMPANY MAY REQUIRE THAT IT BE FURNISHED WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE DEPOSITARY AND THE COMPANY TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATION IS LEGALLY REQUIRED FOR SUCH TRANSFER.

PRIOR TO THE TRANSFER OF THE RESTRICTED ADSs, A HOLDER OF RESTRICTED ADSs WILL BE REQUIRED TO PROVIDE TO THE DEPOSITARY AND TO THE COMPANY A CERTIFICATION IN THE FORM ATTACHED TO THE SUPPLEMENTAL LETTER AGREEMENT. PRIOR TO THE WITHDRAWAL OF THE RESTRICTED SHARES, A HOLDER OF RESTRICTED ADSs WILL BE REQUIRED TO PROVIDE TO THE DEPOSITARY AND TO THE COMPANY A WITHDRAWAL CERTIFICATION IN THE FORM ATTACHED TO THIS LETTER.  THE TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN THE SUPPLEMENTAL LETTER AGREEMENT SHALL REMAIN APPLICABLE WITH RESPECT TO THE RESTRICTED ADSs AND THE RESTRICTED SHARES UNTIL SUCH TIME AS THE PROCEDURES SET FORTH IN THE SUPPLEMENTAL LETTER AGREEMENT FOR REMOVAL OF RESTRICTIONS ARE SATISFIED.  NEITHER THE COMPANY NOR THE DEPOSITARY MAKES ANY REPRESENTATION AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE RESTRICTED SHARES OR THE RESTRICTED ADSs.  A COPY OF THE DEPOSIT AGREEMENT AND OF THE SUPPLEMENTAL LETTER AGREEMENT MAY BE OBTAINED FROM THE DEPOSITARY OR THE COMPANY UPON REQUEST.

(b) A Purchaser may request, and the Company agrees to authorize, that its Securities be withdrawn from the depositary’s direct registration system at any time and reissued in certificated form to the Purchaser or any transferee from the Purchaser pursuant to a transfer complying with this Section 3.7, provided that all such certificates shall bear the legend provided in Section 3.7(a)(iv) unless (i) the sale of the Securities was made pursuant to an effective Registration Statement, or (ii)  such Securities in the hands of the transferee are eligible for sale under Rule 144 under the Securities Act without restriction as to current public information, volume or the manner of sale.

Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Purchaser (i) that is a partnership to an affiliate, a partner or limited partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner, limited partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; (ii) that is a corporation, to its stockholders in accordance with their interest in the corporation; (iii) that is a limited liability company, to its members or former members in accordance with their interest in the limited liability company; or (iv) to the Purchaser’s family member or trust for the benefit of the individual Purchaser, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Purchaser hereunder.

SECTION 3.8. Authorization; Enforcement.  The Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by applicable securities laws or public policy underlying such laws.

SECTION 3.9. Residency.  The Purchaser is organized under the laws and the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

ARTICLE 4

COVENANTS

SECTION 4.1. Sales by the Purchasers.  Each Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with the sales of Registrable Securities pursuant to a Registration Statement or otherwise comply with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder.  No Purchaser will make any sale, transfer, pledge or other disposition of the Securities in violation of U.S. federal or state or foreign securities laws or the terms of this Agreement.  Without limiting the foregoing, the Purchasers acknowledge that, as a result of their representation on the Company’s Board of Directors or otherwise, they may from time to time come into possession of confidential information regarding the Company that may constitute “material non-public information” under the U.S. securities laws and agree not to trade in any securities of the Company while in possession of such information in a manner that would violate the U.S. securities laws or be inconsistent with the Company’s share dealing code.

SECTION 4.2. Reservation of Ordinary Shares.  As of the date hereof, the Company has sufficient authorized and unissued share capital, and the Company shall continue to have sufficient authorized and unissued share capital for the purpose of enabling the Company to issue Securities pursuant to this Agreement, and, if applicable, in connection with the Second Closing.

SECTION 4.3. Preemptive Rights.

(a) Each Purchaser shall have a right of first refusal to purchase up to such Purchaser’s pro rata share of any offering by the Company of Ordinary Shares or any other class or series of its capital stock, or any other securities convertible into or exchangeable for Ordinary Shares or any other class or series of capital stock (including convertible stock, redeemable stock and debt with warrants, but excluding any Exempt Securities and any issuances pursuant to the Company’s equity credit agreement with Brittany Capital Management Ltd. dated as of June 1, 2007 provided such issuance shall have been approved by a vote of at least a majority of all the members of the Board of Directors plus one additional Director (the “Supermajority Directors”)), in each case on the same terms as the other investors participating in such offering.  Each Purchaser’s pro rata share shall be equal to the percentage of the Company’s outstanding Ordinary Shares that are owned by such Purchaser at the time of each such offering.

(b) The Company shall provide written notice to each Purchaser that the Company is considering any proposed future financing subject to this Section 4.3, providing a general outline of the proposed structure and anticipated terms thereof, not less than 15 days prior to completion thereof (the “Completion Date”).  The Company shall also provide written notice to each such Purchaser describing in reasonable detail the terms of any such proposed future financing (the “Detailed Notice”) within a reasonable period of time (but not less than ten (10) days prior to the Completion Date).  Unless a Purchaser provides the Company notice in writing within five (5) days of its receipt of the Detailed Notice that it wishes to participate in such financing, such Purchaser’s right with respect to such proposed future financing shall be deemed waived.

(c) The rights and obligations established pursuant to this Section 4.3 shall terminate if (i) a Special Rights Termination Event shall have occurred or (ii) the Purchasers cease to own in the aggregate at least 33% of the number of Securities purchased by them in the First Closing and Second Closing.

SECTION 4.4. Additional Covenants.

(a) The Company shall not issue any Ordinary Shares or other securities in connection with the raising of additional financing or capital until all of the Securities issued in the First Closing have been registered for resale as provided in Article 6.

(b) The Company will use at least 85% of the gross proceeds to advance its cardiovascular disease programs and may use up to 15% of the gross proceeds received by the Company from the issuance of the Securities for research and development programs unrelated to its cardiovascular disease programs (including the payment of cash milestones to third parties); provided, that this limitation shall terminate if (i) a Special Rights Termination Event shall have occurred or (ii) the Purchasers cease to own in the aggregate at least 33% of the number of Securities purchased by them in the First Closing and Second Closing.

ARTICLE 5

CONDITIONS TO CLOSING

SECTION 5.1. Conditions to the Company’s Obligations at the First Closing.  The Company’s obligation to complete the purchase and sale of the First Closing Securities in respect of each Purchaser in connection with the First Closing is subject to the fulfillment or waiver as of the First Closing Date of the following conditions in respect of such Purchaser:

(a) Receipt of Funds.  The Company shall have received immediately available funds, in US dollars, in the full amount of the First Closing Purchase Price as set forth opposite such Purchaser’s name on Exhibit A hereto.

(b) Representations and Warranties.  The representations and warranties made by such Purchaser in Article 3 shall be true and correct in all material respects as of the date such representation and warranty was  made and as of the First Closing Date.

(c) Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by such Purchaser on or prior to the First Closing Date shall have been performed or complied with in all material respects.

(d) Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the First Closing, shall have been instituted, threatened or be pending before any court, arbitrator, official or Governmental Authority.

(e) No Governmental Prohibition.  The sale of the First Closing Securities by the Company to such Purchaser shall not be prohibited by any law or governmental order or regulation.

SECTION 5.2. Conditions to Each Purchaser’s Obligations at the First Closing.  Each Purchaser’s obligation to complete the purchase and sale of the First Closing Securities is subject to the fulfillment or waiver as of the First Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties made by the Company in Article 2, if made without reference to materiality or a Material Adverse Effect shall be true and correct in all material respects and if made subject to materiality or with reference to a Material Adverse Effect shall be true and correct as written, in each case as of the date such representation and warranty was made and as of the First Closing Date.

(b) Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the First Closing Date shall have been performed or complied with in all material respects.

(c) Legal Opinions.  The Company shall have delivered to the Purchasers an opinion, dated as of the First Closing Date, from each of (x) KL Gates LLP, UK counsel to the Company, in form and substance reasonably acceptable to the Purchasers, and (y) Cahill Gordon & Reindel llp, US counsel to the Company, in each case in substantially the form attached hereto as Exhibit C.

(d) Depositary Account Statements.  The Company shall have delivered to its ADS depositary, with a copy to each Purchaser, irrevocable instructions to issue to such Purchaser, on an expedited basis, one or more account statements in the name of such Purchaser reflecting the number of First Closing Securities set forth opposite such Purchaser’s name on Exhibit A hereto.

(e) Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the

 First Closing, shall have been instituted, threatened or be pending before any court, arbitrator, official or Governmental Authority.

(f) No Governmental Prohibition.  The sale of the First Closing Securities by the Company to such Purchaser shall not be prohibited by any law or governmental order or regulation.

(g) Governmental Approvals.  All actions and approvals, consents, or waivers by or in respect of, or filings with, any Governmental Authority required to be taken, obtained, or made in connection with, or to permit, the consummation of the transactions contemplated by this Agreement shall have been taken, obtained, or made, including, without limitation, all such actions, approvals, consents, waivers, or filings that may be required by the anti-competition laws of the European Union.

SECTION 5.3. Conditions to the Company’s Obligations at the Second Closing.  The Company’s obligation to complete the purchase and sale of the Second Closing Securities in respect of each Purchaser contemplated by the Second Closing is subject to the fulfillment or waiver as of the Second Closing Date of the following conditions in respect of such Purchaser:

(a) Receipt of Funds.  The Company shall have received immediately available funds, in US dollars, in the full amount of the Second Closing Purchase Price as set forth opposite such Purchaser’s name on Exhibit A hereto.

(b) Representations and Warranties.  The representations and warranties made by such Purchaser in Article 3 (other than the representations and warranties made in Sections 3.4 and 3.9), shall be true and correct in all material respects as of the date such representation and warranty was made and as of the Second Closing Date.

(c) Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by such Purchaser on or prior to the Second Closing Date shall have been performed or complied with in all material respects.

(d) Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Second Closing, shall have been instituted, threatened or be pending before any court, arbitrator, official or Governmental Authority.

(e) No Governmental Prohibition.  The sale of the Second Closing Securities by the Company shall not be prohibited by any law or governmental order or regulation.

(f) Full Funding.  Each of the other Purchasers shall have paid in full the aggregate Second Closing Purchase Price required to be paid by each such Purchaser pursuant to Section 1.1(b).

SECTION 5.4. Conditions to Each Purchaser’s Obligations at the Second Closing.  Each Purchaser’s obligation to complete the purchase and sale of the Second Closing Securities contemplated by the Second Closing is subject to the fulfillment or waiver as of the Second Closing Date of the following conditions:

(a) Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Second Closing Date shall have been performed or complied with in all material respects.

(b) Legal Opinions.  The Company shall have delivered to the Purchasers an opinion, dated as of the Second Closing Date, from each of (i) KL Gates LLP, UK counsel to the Company in substantially the form delivered at the First Closing but relating only to the Second Closing Securities, and (ii) Cahill Gordon & Reindel llp, US counsel to the Company, in substantially the form attached hereto as Exhibit C, but relating only to the Second Closing Securities.

(c) Depositary Account Statements.  The Company shall have delivered to its ADS depositary, with a copy to the Purchaser, irrevocable instructions to issue to such Purchaser, on an expedited basis, one or more account statements in the name of such Purchaser reflecting the number of Second Closing Securities to be purchased by such Purchaser as determined in accordance with Section 1.1(b).

(d) Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Second Closing, shall have been instituted, threatened or be pending before any court, arbitrator, official or Governmental Authority.

(e) No Governmental Prohibition.  The sale of the Second Closing Securities by the Company to such Purchaser shall not be prohibited by any law or governmental order or regulation.

(f) Governmental Approvals.  All actions and approvals, consents, or waivers by or in respect of, or filings with, any Governmental Authority required to be taken, obtained, or made in connection with, or to permit, the consummation of the transactions contemplated by this Agreement shall have been taken, obtained, or made, including, without limitation, all such actions, approvals, consents, waivers, or filings that may be required by the anti-competition laws of the European Union.

ARTICLE 6

REGISTRATION RIGHTS

SECTION 6.1. Registration Statements.

(a) As soon as reasonably practicable, but in no event later than sixty (60) days after the First Closing Date, the Company shall prepare and file a registration statement (the “First Registration Statement”) covering the resale on a continuous or delayed basis by the Holders of all of the Registrable Securities issued in connection with the First Closing with the SEC pursuant to Rule 415 and shall use its commercially reasonable efforts to cause the First Registration Statement to become effective under the Securities Act not later than the later of (i) ninety (90) days after the initial filing of such First Registration Statement or (ii) one hundred fifty (150) days after the First Closing Date or, in the event of a “review” by the SEC, not later than the later of (i) one hundred twenty (120) days after the initial filing of such First Registration Statement or (ii) one hundred eighty (180) days after the First Closing Date (the “First Required Effectiveness Date”).

(b) If the Second Closing occurs, then as soon as reasonably practicable, but in no event later than sixty (60) days after the Second Closing Date, the Company shall prepare and file a registration statement (the “Second Registration Statement” and together with the First Registration Statement, the “Registration Statements”) covering the resale on a continuous or delayed basis by the Holders of all of the Registrable Securities issued in connection with the Second Closing with the SEC pursuant to Rule 415 and shall use its commercially reasonable efforts to cause the Second Registration Statement to become effective under the Securities Act not later than the later of (i) ninety (90) days after the initial filing of such Second Registration Statement or (ii) one hundred fifty (150) days after the Closing Date or, in the event of a “review” by the SEC, not later than the later of (i) one hundred twenty (120) days after the initial filing of such Second Registration Statement or (ii) one hundred eighty (180) days after the Second Closing Date (the “Second Required Effectiveness Date”).

(c) The Company’s shareholders (other than the Holders and the Investor Purchasers) shall not have the right to include any of the Company’s securities in the Registration Statements.

(d) The Company agrees that it shall cause each Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Registration Statement or such amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act, and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading, and the Company agrees to furnish to the Holders copies of any supplement or amendment upon the request of such Holder prior to its being used or promptly following its filing with the SEC; provided, however, that the Company shall have no obligation to deliver to the Holders copies of any amendment consisting exclusively of an Exchange Act report or other Exchange Act filing otherwise publicly available on the Company’s website.

SECTION 6.2. Registration Expenses.  All Registration Expenses shall be borne by the Company.  All Selling Expenses relating to the sale of securities registered by or on behalf of Holders shall be borne by such Holders pro rata on the basis of the number of securities so registered.

SECTION 6.3. Registration Default.  The Company further agrees that, in the event that (a) the First or Second Registration Statements (i) have not been filed with the SEC within 60 days after the First or Second Closing Date, respectively, (ii) have not been declared effective by the SEC by the First or Second Required Effectiveness Dates, respectively, or (iii) after either of the First or Second Registration Statements are declared effective by the SEC, either or both are suspended by the Company or cease to remain continuously effective at all times during the Registration Period as to all applicable Registrable Securities for which such Registration Statement is required to be effective, other than, in each case, within the time period(s) permitted by Section 6.7(b), or  (b) the Company has failed to perform its obligations set forth in Section 6.4 within the time periods required therein (each such event referred to in clauses (a)(i), (ii) and (iii) and clause (b), a “Registration Default”), for all or part of one or more thirty-day periods (each a “Penalty Period”) during which the Registration Default remains uncured, the Company shall pay to each Purchaser 1% of such Purchaser’s aggregate purchase price of its Securities for each Penalty Period (or partial Penalty Period) during which the Registration Default remains uncured; provided, however, that if the primary cause of a Registration Default is a Purchaser’s failure to provide the Company with any information that is required to be provided in the applicable Registration Statement with respect to such Purchaser as set forth herein, then the commencement of the Penalty Period described above shall be extended until two Business Days following the date of receipt by the Company of such required information; and provided, further, that in no event shall the Company be required hereunder to pay to any Purchaser pursuant to this Agreement an aggregate amount that exceeds 10% of the aggregate First Closing Purchase Price and, if applicable, Second Closing Purchase Price paid by such Purchaser for such Purchaser’s Securities.  The Company shall deliver said cash payment to the Purchaser by the fifth Business Day after the end of each such Penalty Period.  If the Company fails to pay said cash payment to the Purchasers in full by the fifth Business Day after the end of such Penalty Period, the Company will pay interest thereon at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchasers, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.  The cash payments provided by this Section 6.3 shall be in addition to, and not in lieu of, such other damages as each Purchaser may establish in connection with each Registration Default.

SECTION 6.4. Registration Procedures. At its expense the Company shall:

(a) (i)  prepare and file with the SEC in accordance with this Article 6, Registration Statements with respect to the registrations of the Registrable Securities on any forms which may be utilized by the Company and which shall permit the disposition of the Registrable Securities in accordance with the intended method or methods thereof, as specified in writing by the Holders, and, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statements as provided in Section 6.7(b), use its commercially reasonable efforts to keep such Registration Statements continuously effective with respect to a Holder and to keep such Registration Statements free of any material misstatements or omissions, until the earlier of (A) the date all Registrable Securities have been sold pursuant to effective Registration Statements and (B) the date that all Securities can be sold by all Holders publicly under Rule 144 under the Securities Act without restriction as to current public information, volume, manner of sale, or otherwise.  The period of time during which the Company is required hereunder to keep the Registration Statements effective, as provided in the immediately preceding sentence, is referred to herein as the “Registration Period”; and (ii) use its commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Registration Statements and file with the SEC any other required document as may be necessary to keep such Registration Statements continuously effective until the expiration of the Registration Period; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statements during the Registration Period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statements as so amended or such prospectus as so supplemented;

(b) advise the Holders within five Business Days:

(i) when the Registration Statements or any amendment thereto have been filed with the SEC and when the Registration Statements or any post-effective amendments thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to the Registration Statements or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statements or the initiation of any proceedings for such purpose;

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the occurrence of any event that requires the making of any changes in the Registration Statements or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

(c) use its commercially reasonable efforts to prevent the issuance of and obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d) if a Holder so requests in writing, promptly furnish to each such Holder, without charge, at least one copy of such Registration Statement(s) and any post-effective amendment thereto, including financial statements and schedules and, if explicitly requested, all exhibits in the form filed with the SEC;

(e) during the Registration Period, promptly deliver to each such Holder, without charge, as many copies of the prospectus included in such Registration Statements and any amendments or supplements thereto as such Holder may reasonably request in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;

(f) during the Registration Period, if a Holder so requests in writing, promptly deliver to each such Holder, without charge one copy of the following documents, other than those documents available via EDGAR:  (i) its annual report to its shareholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing), (ii) if not included in substance in its annual report to shareholders, its annual report on Form 20-F (or similar form), (iii) its definitive proxy statement with respect to its annual meeting of shareholders, (iv) each of its interim reports to its shareholders and, if not included in substance in its interim reports to shareholders, its interim report on Form 6-K (or similar form);

(g) prior to any public offering of Registrable Securities pursuant to either Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for the offer and sale under the securities or blue sky laws of such United States jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such Registration Statement;

(h) upon the occurrence of any event contemplated by Section 6.4(b)(v) above, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statements, use its commercially reasonable efforts to prepare as soon as reasonably practicable a post-effective amendment to the Registration Statements or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(i) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Securities;

(j) use its commercially reasonable efforts to cause all Registrable Securities to be listed on Nasdaq;

(k) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Holders to sell Registrable Securities under Rule 144;

(l) provide to each Purchaser and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which such Purchaser may reasonably request in order to conduct any due diligence obligation on its part; and

(m) permit a single counsel for the Purchasers to review the Registration Statements and all amendments and supplements thereto, within two Business Days prior to the filing thereof with the SEC;

provided that, in the case of clauses (l) and (m) above, the Company shall not be required (A) to delay the filing of the Registration Statements or any amendment or supplement thereto as a result of any ongoing diligence inquiry by or on behalf of a Holder or to incorporate any comments to the Registration Statements or any amendment or supplement thereto by or on behalf of a Holder if such inquiry or comments would require a delay in the filing of such Registration Statements, amendments or supplements, as the case may be, or (B) to provide, and shall not provide, any Purchaser or its representatives with material, non-public information unless such Purchaser agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company.

SECTION 6.5. Limitations on Restraining Registration.  Neither the Company nor any Holder shall have any right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 6.1 hereof as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

SECTION 6.6. Indemnification.

(a) Indemnification by the Company.  To the extent permitted by law, the Company shall indemnify each Holder, each of such Holder’s officers and directors, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (and all Proceedings in respect thereof), including any of the foregoing incurred in settlement of any Proceeding, commenced or threatened (subject to Section 6.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statements, prospectuses, any amendments or supplements thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and will reimburse each Holder and each Person controlling such Holder for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or Proceeding, as such expenses are incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder for use in preparation of such Registration Statements, prospectuses, amendments or supplements; and provided, further, that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of such Holder to comply with the covenants and agreements of such Holder contained in this Agreement respecting sales of Registrable Securities, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectuses but eliminated or remedied in the amended prospectuses on file with the SEC at the time the Registration Statements become effective or in the amended prospectuses filed with the SEC pursuant to Rule 424(b) or in the prospectuses subject to completion under Rule 434 of the Securities Act, which together meet the requirements of Section 10(a) of the Securities Act (the “Final Prospectuses”), such indemnity shall not inure to the benefit of any such Holder or any controlling Person of such Holder, if a copy of the Final Prospectuses furnished by the Company to the Holder for delivery was required to be but was not furnished to the Person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectuses would have cured the defect giving rise to such loss, liability, claim or damage.

(b) Indemnification by the Holder.  To the extent permitted by law, each Holder will severally, and not jointly, indemnify the Company, each of its directors and officers, and each Person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (and all Proceedings in respect thereof), including any of the foregoing incurred in settlement of any Proceeding, commenced or threatened (subject to Section 6.6(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statements, prospectuses, or any amendments or supplements thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each Person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or Proceeding, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder for use in preparation of the Registration Statements, prospectuses, amendments or supplements; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectuses was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectuses would have cured the defect giving rise to such loss, claim, damage or liability.  Notwithstanding the foregoing, a Holder’s aggregate liability pursuant to this subsection (b) and subsection (d) shall be limited to the net amount received by the Holder from the sale of the Registrable Securities.

(c) Conduct of Indemnification Proceedings.  Each party entitled to indemnification under this Section 6.6 (for purposes of this Section 6.6, the “Indemnified Party”) shall give notice to the party required to provide indemnification (for purposes of this Section 6.6, the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any Proceeding resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or Proceeding, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation.  An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld).  No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and Indemnifying Party of a release from all liability in respect to such claim or litigation or which admits liability or fault on the part of the Indemnified Party.

(d) Contribution.  If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Survival.  The provisions of this Section 6.6 shall remain in full force and effect, and shall survive the sale by a Holder of Registrable Securities covered by the Registration Statements.

SECTION 6.7. Dispositions.

(a) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to the Holders, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statements and prospectuses contemplated by Section 6.1 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

(b) Each Holder shall suspend, upon request of the Company, any disposition of Registrable Securities pursuant to the Registration Statements and prospectuses contemplated by Section 6.1 during no more than two periods of no more than 60 calendar days each during any 12-month period to the extent that the Company’s Board of Directors determines in good faith that the sale of Registrable Securities under the Registration Statements would be reasonably likely to cause a violation of the Securities Act or Exchange Act.

(c) As a condition to the inclusion of its Registrable Securities in the Registration Statements, each Holder shall timely furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing, including completing a registration questionnaire in the form provided by the Company, or as shall be required in connection with any registration referred to in this Article 6.

(d) Each Holder hereby covenants with the Company not to make any sale of the Registrable Securities under the Registration Statements without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied.

(e) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statements are not transferable on the books of the depositary in the form of ADSs except in accordance with the Depositary Letter.  Each Holder further acknowledges and agrees that the only public market in the Registrable Securities in the U.S. is in the form of ADSs and that no Registrable Securities may be deposited into the Company’s ADS facility other than in compliance with the legend described in Section 3.7(a) hereof.

(f) Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statements that would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(g) Following termination of the Registration Period, the Holders shall discontinue sales of Ordinary Shares and/or ADSs pursuant to the Registration Statements upon receipt of notice from the Company of its intention to remove from registration the Ordinary Shares and/or ADSs covered by such Registration Statements that remain unsold, and such Holders shall notify the Company of the number of Ordinary Shares and/or ADSs registered that remain unsold promptly following receipt of such notice from the Company.

SECTION 6.8. Registration Exemptions.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Registrable Securities to the public without registration, so long as any Holder still owns Registrable Securities, the Company shall use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder, upon any reasonable request, a written statement by the Company as to its compliance with clauses (a) and (b) of this Section 6.8, a copy of the most recent annual report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

SECTION 6.9. Assignment.  The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under Section 6.1 may be assigned by a Holder in connection with a transfer by such Holder of all or a portion of its Registrable Securities; provided, that (i) such transfer must be effected in accordance with applicable securities laws; (ii) such transferee must agree to comply with the terms and provisions of this Agreement, and (iii) such transfer must be otherwise in compliance with this Agreement.  Except as specifically permitted by this Section 6.9, the rights of a Holder with respect to Registrable Securities as set out herein shall not be transferable to any other Person.

SECTION 6.10. Waiver/Amendment.  The rights of any Holder under any provision of this Article 6 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended by an instrument in writing signed by such Holder.

SECTION 6.11. Piggy-Back Registrations.  If at any time prior to the end of the Registration Period (including during periods when the Company is permitted to suspend the use of the prospectus forming part of the Registration Statements) there is not an effective Registration Statement covering all of the Registrable Securities, the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and if, within twenty days after receipt of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered.  Notwithstanding the foregoing, in the event that, in connection with any underwritten public offering, the managing underwriter(s) thereof shall impose a limitation on the number of Ordinary Shares which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which such Holder has requested inclusion hereunder as the underwriter shall permit; provided, however, that (i) except in accordance with existing agreements providing for the underwriter cutbacks, the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities which are not Registrable Securities and (ii) after giving effect to the immediately preceding proviso, any such exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities and the holders of other securities having the contractual right to inclusion of their securities in such registration statement by reason of demand registration rights, in proportion to the number of Registrable Securities or other securities, as applicable, sought to be included by each such Holder or other holder.  If an offering in connection with which a Holder is entitled to registration under this Section 6.11 is an underwritten offering, then each Holder whose Registrable Securities are included in such registration statement shall, unless otherwise agreed by the Company, offer and sell such Registrable Securities using the same underwriter or underwriters and, subject to the provisions of this Agreement, on the same terms and conditions as other securities of the Company included in such underwritten offering and shall enter into an underwriting agreement in a form and substance reasonably satisfactory to the Company and the underwriter or underwriters.  Upon the effectiveness of the registration statement for which piggy-back registration has been provided in this Section 6.11, any payments that after such effectiveness date would otherwise become payable pursuant to Section 6.3 to a Purchaser whose Securities are included in such registration statement shall not become payable so long as such piggy-back registration statement remains effective.

ARTICLE 7

DEFINITIONS

“Additional Stock” has the meaning set forth in Section 1.1(d).

“ADS” and “ADSs” have the respective meanings set forth in Section 1.1(a).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person (for the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing).

“Annual Report” has the meaning set forth in Section 1.2.

“Annual Report Filing Condition” has the meaning set forth in Section 1.2.

“Business Day” means a day Monday through Friday on which banks are generally open for business in New York City and London, England.

“Company” means Amarin Corporation plc, a company incorporated under the laws of England and Wales.

“Completion Date” has the meaning set forth in Section 4.3(b).

“Depositary Letter” means the letter agreement between the Company and Citibank, N.A. dated as of the First Closing Date.

“Detailed Notice” has the meaning set forth in Section 4.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Securities” means (i) options granted, and shares issued upon exercise thereof, to employees, directors or consultants under the Company’s stock option plans in amounts approved by the Company’s Board of Directors upon the recommendation of its remuneration committee (as appropriately adjusted for stock splits, stock dividends, and the like), (ii) securities offered under a registration statement on Form F-4 (or any applicable successor form), (iii) the conversion or exercise of convertible debt or exercisable securities outstanding on the date hereof, (iv) the issuance of Ordinary Shares to pay milestones which may become payable in relation to the acquisitions by the Company of Laxdale Limited and Ester Neurosciences Ltd., (v) the issuance of shares in connection with bank financing or similar transactions that are primarily of a non-equity financing nature and approved by the Company’s Board of Directors, and (vi) securities issued pursuant to acquisitions or strategic transactions approved by the Supermajority Directors.

“Final Prospectus” has the meaning set forth in Section 6.6(a).

“First Closing” has the meaning set forth in the Recitals.

“First Closing Amount” has the meaning set forth in the Recitals.

“First Closing Date” has the meaning set forth in Section 1.4.

“First Closing Purchase Price” has the meaning set forth in Section 1.3.

“First Closing Securities” has the meaning set forth in Section 1.1(a).

“Governmental Authority” means any governmental body or regulatory authority of the United States or any other country or any political subdivision of any thereof.

“Holders” means any Person holding Registrable Securities or any Person to whom the rights under Article 6 have been transferred in accordance with Section 6.9 hereof.

“Indemnified Party” has the meaning set forth in Section 6.6(c).

“Indemnifying Party” has the meaning set forth in Section 6.6(c).

“Investors Purchase Agreement” means the Securities Purchase Agreement, dated May 12, 2008, by and among the Company, Caduceus Private Investments III, LP, Sofinnova Venture Partners VII, L.P., Panorama Capital, L.P., Thomas, McNerney & Partners II, L.P., TMP Nominee II, LLC, TMP Associates II, L.P., Longitude Venture Partners, L.P. and Fountain Healthcare Partners LP.

“Investor Purchasers” means the Purchasers as defined in the Investors Purchase Agreement.

“Investors First Closing” means the First Closing as defined in the Investors Purchase Agreement.

“Investors Second Closing” means the Second Closing as defined in the Investors Purchase Agreement.

“Investors Second Closing Amount” means the Second Closing Amount as defined in the Investors Purchase Agreement.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right, claim, defect or imperfection of title or similar restriction.

“Majority of the Purchasers” means (i) prior to the First Closing, two-thirds (2/3) of the Purchasers (based on the aggregate “Pro Rata Percentages” of the Purchasers as set forth on Exhibit A hereto) hereunder, and (ii) from and after the First Closing, the Purchasers holding two-thirds (2/3) of the Securities sold hereunder.

“Material Adverse Effect” has the meaning set forth in Section 2.1.

“Milestone” means that the Company has both (a) met with the U.S. Food & Drug Administration and received written approval for its pivotal clinical trials with primary endpoints and patient numbers and (b) made CMC progress.

“Nasdaq” means The Nasdaq Capital Market.

“Ordinary Shares” means the ordinary shares, par value ₤0.50 per share, of the Company.

“Per Share First Closing Purchase Price” has the meaning set forth in Section 1.1(a).

“Per Share Second Closing Purchase Price” has the meaning set forth in Section 1.1(b).

“Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

“Proceeding” means any action, claim, suit, inquiry, notice of violation, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchasers” mean the Purchasers whose names are set forth on the signature pages of this Agreement and are listed on Exhibit A hereto, and their permitted transferees.

Unless the context requires otherwise, the terms “register,” “registered” and “registration” refer to the registration of securities of the Company effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Securities; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC, (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale or (C) are held by a Holder or a permitted transferee pursuant to Section 6.9.

“Registration Expenses” means all expenses incurred by the Company in complying with Section 6.1 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the fees of legal counsel for any Holder).

“Registration Period” has the meaning set forth in Section 6.4(a).

“Registration Statement” has the meaning set forth in Section 6.1.

“Required Approvals” has the meaning set forth in Section 2.4(b).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” has the meaning set forth in the Recitals.

“Second Closing Amount” has the meaning set forth in the Recitals.

“Second Closing Date” has the meaning set forth in Section 1.4.

“Second Closing Purchase Price” has the meaning set forth in Section 1.3.

“Second Closing Securities” has the meaning set forth in Section 1.1(b).

“Securities” has the meaning set forth in Section 1.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all selling commissions applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for any Holder other than as set forth in the definition of “Registration Expenses.”

“Shortfall Amount” has the meaning set forth in Section 1.1(c).

“Special Rights Termination Event” shall mean either (i) the failure of the Investor Purchasers to timely exercise their option to fund the Investor Second Closing Amount pursuant to

Section 1.1(c) of the Investors Purchase Agreement or (ii) the timely exercise of such option by the Investor Purchasers followed by the failure of the Investors Second Closing to occur due to the failure of the Investor Purchasers to satisfy any of the conditions provided in Sections 5.3(a)-(c) of the Investor Purchase Agreement.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

ARTICLE 8

TERMINATION

SECTION 8.1. Termination.  This Agreement will terminate automatically as to any Purchaser which has not funded its Second Closing Purchase Price at the Second Closing on the Second Closing Date and may be terminated:

(a) by the mutual written consent of the Company following the approval by the Board by a majority of all the Directors and a Majority of the Purchasers; provided, however, that no such right to terminate may be exercised prior to the First Closing;

(b) by either the Company, following the approval by the Board by a majority of all the Directors, if the First Closing has not occurred by May 31, 2008 or by a Majority of the Purchasers if Investors First Closing shall not have occurred and the First Closing has not been consummated by May 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party(ies) who is in material breach of this Agreement, or whose failure to fulfill any of its obligations under this Agreement results in such failure to close;

(c) by either the Company or a Majority of the Purchasers, if any applicable law makes consummation of the transactions contemplated hereby illegal, or if any judgment, injunction, order, or decree enjoining any party hereto from consummating the transactions contemplated hereby is entered and that judgment, injunction, order, or decree becomes final and nonappealable; provided, however, that the party(ies) seeking to terminate this Agreement pursuant to this subsection 9.1(c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

(d) by the Company, if the Company following the approval by the Board by a majority of all the Directors is not in material breach of this Agreement, in the event of a material breach by any Purchaser of any representation, warranty, or agreement contained herein; or

(e) by a Majority of the Purchasers, if a Majority of the Purchasers are not in material breach of this Agreement, in the event of a material breach by the Company of any representation, warranty, or agreement contained herein.

SECTION 8.2. Effect of Termination.  If this Agreement is validly terminated pursuant to Section 8.1, it shall become null and void immediately and there shall be no liability or obligation to any Person in respect of the Agreement or of the transactions contemplated hereby on the part of any party, or a party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners, or Affiliates, except that the provisions of this Section 8.2 and Article 9 shall remain in full force and effect and shall survive any termination of this Agreement and except that each party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE 9

GOVERNING LAW; MISCELLANEOUS

SECTION 9.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws that would yield a contrary result.

(b) Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c) In any action, suit or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby waive all rights to trial by jury.

SECTION 9.2. Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

SECTION 9.3. Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

SECTION 9.4. Severability.  If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law.  Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

SECTION 9.5. Entire Agreement; Amendments.  This Agreement (including all exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company following the approval by the Board by a majority of all the Directors and a Majority of the Purchasers or, in the case of Article 6, the Holders of at least two-thirds (2/3) of the outstanding Registrable Securities, or in the case of a waiver, by the party against whom enforcement of such waiver is sought.  Any amendment effected in accordance with this Section 9.5 shall be binding upon the Company and the Purchasers or, in the case of Article 6, the Holders.

SECTION 9.6. Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

If to the Company:

Amarin Corporation plc
7 Curzon Street
London W1J 5HG
England
Facsimile: 44-20-7499-9004
Attn: Chief Financial Officer
cc: General Counsel

With a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005-1702
Facsimile: 212-269-5420
Attn: Geoffrey E. Liebmann

If to a Purchaser:  To the address set forth immediately below such Purchaser’s name on the signature pages hereto.  Each party will provide ten (10) days’ advance written notice to the other parties of any change in its address.

SECTION 9.7. Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  The Company or its successors will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, and no Purchaser may assign this Agreement or any rights or obligations hereunder (including with respect to the Second Closing Amount) without the prior written consent of the Company, except that, as permitted in accordance with Section 3.7 and Section 6.9 hereof and subject to applicable securities laws, the Purchasers shall be entitled to assign and transfer, without any other person’s or the Company’s consent and without restriction, all or any portion of the Securities and the rights relating thereto.

SECTION 9.8. Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

SECTION 9.9. Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as may be necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 9.10. No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

SECTION 9.11. Equitable Relief.  The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Purchasers.  The Company therefore agrees that the Purchasers are entitled to seek temporary and permanent injunctive relief in any such case.  Each Purchaser also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company.  Each Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case.

SECTION 9.12. Survival of Representations and Warranties.  All representations and warranties made by the Company and the Purchasers herein shall survive the First Closing and the Second Closing.

SECTION 9.13. Fractional Shares.  No fractional shares shall be issued at the Second Closing.  The Company shall, in lieu of issuing any fractional share, pay the Purchaser otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the Per Share Second Closing Purchase Price by such fraction.

SECTION 9.14. Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  Nothing contained herein and no action taken by any Purchaser pursuant thereto shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, or are deemed affiliates (as such term is defined under the Exchange Act) with respect to such obligations or the transactions contemplated by this

Agreement.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

AMARIN CORPORATION PLC

By: _______________________________ Name: Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO AMARIN SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	_____________________________________

Signature of Authorized Signatory of Purchaser:	_____________________________________

Name of Authorized Signatory:	_____________________________________

Title of Authorized Signatory:	_____________________________________

Email Address of Purchaser:	_____________________________________

Fax Number of Purchaser:	_____________________________________

Address for Notice of Purchaser:	_____________________________________

_____________________________________

_____________________________________

Address for Delivery of Securities for Purchaser (if not same as address for notice):

_____________________________________

_____________________________________

_____________________________________

Jurisdiction of Incorporation:	_____________________________________

Purchaser’s EIN Number:	_____________________________________

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Pro Rata Percentage	First Closing Securities	Aggregate First Closing Purchase Price
Sunninghill Ltd.	60.0%	521,739	$1,200,000
Simon Kukes	37.5%	326,087	$750,000
Michael Walsh	2.5%	21,739	$50,000

Total:	100%	869,565	$2,000,000

EXHIBIT B

ISSUANCE OF ADDITIONAL STOCK FOR CONSIDERATION BELOW THE PER SHARE SECOND CLOSING PURCHASE PRICE

If the Company, at any time and from time to time, shall issue, after the date hereof and prior to the Second Closing, any Additional Stock (as defined in Section 1.1(d)(ii)) without consideration or for a consideration per share (or with a conversion or exercise price per share) less than the Per Share Second Closing Purchase Price in effect immediately prior to the issuance of such Additional Stock, then and in each such event the Per Share Second Closing Purchase Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Exhibit B) be adjusted to a price determined by multiplying such Per Share Second Closing Purchase Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares that the aggregate consideration received by the Company for such issuance would purchase at such Per Share Second Closing Purchase Price; and the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

For all purposes of this Exhibit B, “Ordinary Shares” shall mean Ordinary Shares as such are represented by ADSs.

(a)           No adjustment of the Per Share Second Closing Purchase Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account at the earlier of the Second Closing Date and the date of any subsequent adjustment made pursuant to this Exhibit B.  No adjustment made pursuant to this Exhibit B shall have the effect of increasing the Per Share Second Closing Purchase Price above the Per Share Second Closing Purchase Price in effect immediately prior to such adjustment.

(b)           In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor excluding amounts paid or payable for accrued interest or accrued dividends.

(c)           In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by a committee of the independent directors of the Company irrespective of any accounting treatment.

(d)           In the case of the issuance of Additional Stock consisting of options to purchase or rights to subscribe for Ordinary Shares, securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Exhibit B:

(i)           The aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (b) and (c) of this Exhibit B), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Ordinary Shares covered thereby.

(ii)           The aggregate maximum number of Ordinary Shares deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (b) and (c) of this Exhibit B).

(iii)           In the event of any change in the number of Ordinary Shares deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Per Share Second Closing Purchase Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Per Share Second Closing Purchase Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v)           The number of Ordinary Shares deemed issued and the consideration deemed paid therefor pursuant to subsections (d)(i) and (ii) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection (d)(iii) or (iv).

(e)           Upon each adjustment of the Per Share Second Closing Purchase Price pursuant to the provisions of this Exhibit B, the number of Ordinary Shares issuable at the Second Closing shall be adjusted by (A) multiplying the Per Share Second Closing Purchase Price in effect immediately prior to such adjustment by the number of Ordinary Shares issuable at the Second Closing immediately prior to such adjustment and (B) dividing the product so obtained by the adjusted Per Share Second Closing Purchase Price.

EXHIBIT C

Form of Opinion of Cahill Gordon & Reindel llp

May [  ], 2008

To the Parties Listed on Schedule A hereto

and

Cowen and Company, LLC
1221 Avenue of the Americas
New York, NY 10020
United States of America

Re:	Amarin Corporation plc

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to Section 5.2(c) of the Securities Purchase Agreement, dated May 12, 2008 (the “Purchase Agreement”), between Amarin Corporation plc, a public limited company organized under the laws of England and Wales (the “Company”), and the various persons listed on Schedule A thereto (each, a “Purchaser” and collectively, the “Purchasers”), relating to the issuance and sale to the Purchasers by the Company of ordinary shares of ₤0.05 each in the capital of the Company (“Securities”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such company or corporate records, agreements, instruments and documents of the Company and its subsidiaries, certificates of public officials and other certificates and opinions, and have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies or conformed copies and the authenticity of originals of such documents.  We have relied, to the extent we deem such reliance proper, on certificates of officers of the Company and its subsidiaries as to factual matters.

Based upon the foregoing, it is our opinion that:

1.           no filing with, or authorization, approval, consent, order, registration, qualification or decree of, any United States federal or New York state court or governmental authority or agency is required in connection with the execution, delivery or performance by the Company of the Purchase Agreement or the offering, issuance or sale of the Securities except (a) such as have already been obtained and are in full force and effect, (b) any filings under U.S. federal or state securities or Blue Sky laws in connection with the sale of the Securities and (c) for such filings, authorizations, approvals,

C-1

consents, orders, registrations, qualifications or decrees the failure so to obtain would not, individually or in the aggregate, have a Material Adverse Effect and would not materially and adversely affect the consummation of the transactions contemplated by the Purchase Agreement;

2.           the execution, delivery and performance of the Purchase Agreement by the Company, the issuance and sale of the Securities by the Company and the consummation by the Company of the transactions contemplated by the Purchase Agreement do not and will not result in any violation of any United States federal or New York State statute or any rule or regulation issued pursuant to any United States federal or New York State court of governmental agency or body (other than U.S. federal and state securities or Blue Sky laws and regulations relating to FINRA), except for violations that would not, individually or in the aggregate, have a Material Adverse Effect; and

3.           assuming (i) the accuracy of the representations and warranties of the Company contained in the Purchase Agreement, (ii) the accuracy of the representations and warranties of each Purchaser in the Purchase Agreement and (iii) the Placement Agent has not engaged in any activity with respect to the Securities that would constitute a public offering within the meaning of Section 4(2) of the Securities Act, it is not necessary in connection with the issuance and sale of the Securities to the Purchasers under the circumstances contemplated by the Purchase Agreement to register the sale of the Securities to the Purchasers under the Securities Act of 1933, as amended, it being understood that no opinion is being expressed as to any subsequent resale of the Securities; and

4.           the Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and except that (a) rights to indemnification may be limited under applicable law or public policy and (b) the enforceability of provisions imposing liquidated damages or penalties upon the occurrence of certain events may be limited in certain circumstances.

We are members of the Bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdictions other than the laws of the State of New York and the federal laws of the United States of America.

This opinion is solely for your benefit as Purchasers of the Securities and as the Placement Agent and neither this opinion nor any part hereof may be delivered to or used or relied upon by any person other than you without our prior written consent.

Very truly yours,

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SCHEDULE A

List of Recipients

•	Sunninghill Ltd.

•	Simon Kukes

•	Michael Walsh